EXHIBIT 10.1

Employee Stock Option Grants

On January 26, 2012, the Compensation Committee of  the Pernix Group, Inc. Board of Directors approved, the employee stock option grants in the amount and upon the terms and conditions set forth below.

General Terms of Grant:

•      Form of grant: Stock option awards for executive officers and key executives.

•      Term and vesting of stock options: The stock option grants vest equally over a 5 year period and have a 10 year term.

•      Grant date: January 26, 2012.

•      Exercise Price for Stock Options: To be determined based on fair market value.

•      Number of stock options and performance shares:

		Stock Options
Nidal Z. Zayed, President and CEO	—	60,000

Gregg D. Pollack, Vice President - Administration and Chief Financial Officer	—	35,000

Jim Rice, Vice President — Construction	—	35,000

Scott Finch, Vice President — Finance and Corporate Strategy	—	22,500

Carol J. Groeber - Corporate Controller and Principal Accounting Officer	—	22,500